Exhibit 99.1

Mars, Incorporated Completes Acquisition of VCA Inc.

VCA becomes part of Mars Petcare

Transaction reaffirms Mars’ commitment to the pet care industry

MCLEAN, VA and LOS ANGELES, CA, September 12, 2017 – Mars, Incorporated and VCA Inc. (NASDAQ: WOOF) today announced the successful completion of Mars’ previously announced acquisition of VCA. On January 9, 2017, Mars and VCA announced that they had entered into an agreement for Mars to acquire VCA for $93 per share in a transaction valued at approximately $9.1 billion. VCA will operate as a distinct and separate business within Mars Petcare, alongside its other veterinary services businesses, BANFIELD® Pet Hospital, BLUEPEARL® and PET PARTNERS™. VCA will continue to be led by Bob Antin, a co-founder of VCA, as Chief Executive Officer, and will remain headquartered in Los Angeles, California.

“I want to welcome the 25,000+ VCA team members to the Mars Petcare family of companies,” said Mars Global Petcare President Poul Weihrauch. “This is a great day for all of us as we take a significant step forward in providing quality care and health services for thousands of more pets. VCA’s partnerships with veterinarians and pet care providers, as well as their breadth and expertise in veterinary services, diagnostics and technology, will position all of us to deliver more comprehensive care and continue on our journey supporting our Purpose: A BETTER WORLD FOR PETS™.”

Advisors

Morgan Stanley & Co. LLC and BDT & Co. are Mars’ financial advisors. Skadden, Arps, Slate, Meagher & Flom is serving as Mars’ legal advisor with Simpson Thacher & Bartlett providing legal advice for the debt financing.

Barclays was the exclusive financial advisor to VCA and Akin Gump Strauss Hauer & Feld LLP served as VCA’s legal advisor.

J.P. Morgan & Co provided financing to Mars for the transaction.

About Mars, Incorporated

Mars is a family-owned business with more than a century of history making diverse products and offering services for people and the pets people love. With almost $35 billion in sales, the company is a global business that produces some of the world’s best-loved brands: M&M’s®, SNICKERS®, TWIX®, MILKY WAY®, DOVE®, PEDIGREE®, ROYAL CANIN®, WHISKAS®, EXTRA®, ORBIT®, 5™, SKITTLES®, UNCLE BEN’S®, MARS DRINKS and COCOAVIA®. Mars also provides veterinary health services that include BANFIELD® Pet Hospitals, BLUEPEARL® Specialty and Emergency Pet Hospitals and PET PARTNERS™ Veterinary Hospitals. Headquartered in McLean, VA, Mars operates in more than 80 countries. The Mars Five Principles – Quality, Responsibility, Mutuality, Efficiency and Freedom – inspire its more than 85,000 Associates to create value for all its partners and deliver growth they are proud of every day.

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About VCA Inc.

VCA is a leading provider of pet health care services in the country delivered through over 800 small animal veterinary hospitals in the US and Canada, a preeminent nationwide clinical laboratory system that services all 50 states and Canada (Antech Diagnostics), the leading animal diagnostic imaging company in the market (Sound), and Camp Bow Wow (CBW), the nation’s Premier Doggy Day and Overnight Camp® franchise.

Media Contacts

Mars, Incorporated

Brunswick Group

Blake Sonnenshein

(212) 333-3810

VCA Inc.

Tomas W. Fuller

Chief Financial Officer

(310) 571-6505

Source:	Mars, Incorporated and VCA Inc.